Exhibit 99.2
Press Release

Hythiam Contact:	Media Relations:
Sanjay Sabnani	Tim Sullivan
EVP Strategic Development	Dan Klores Communications
(310) 444-5335	(212) 981-5234
ssabnani@hythiam.com	tim_sullivan@dkcnews.com
HYTHIAM ANNOUNCES $26 MILLION PRIVATE PLACEMENT OF COMMON STOCK
LOS ANGELES—December 13, 2006—Hythiam, Inc. (NASDAQ:HYTM) announced today that it has entered into definitive agreements with funds affiliated with existing investors and accredited institutional investors to sell approximately 3.6 million shares of its common stock in a private placement at $7.30 per share resulting in gross proceeds of approximately $26 million, calculated as an approximately 10% discount to the company’s volume weighted average share price over the last 15 trading days. The transaction is expected to close Monday, December 18th, 2006.
The shares being sold have not been registered under the Securities Act of 1933 or any state securities laws and, until so registered, may not be offered or sold in the United States or any state absent registration or an applicable exemption from registration requirements. The company has agreed to register the shares of common stock sold as part of the transaction. This notice is issued pursuant to Rule 135c under the Securities Act and does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, or solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.
Forward-Looking Statements
Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company’s control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history and lack of statistically significant formal research studies, the risk that treatment protocols might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the healthcare industry; and additional risks factors as discussed in the reports filed by the company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.
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